Exhibit 3.3

State of Delaware
Secretary of State
Division or Corporations
Delivered 02:10 PM 06/12/2007
FILED 02:10 PM 06/12/2007
SRV 070699133 — 4369771 FILE
CERTIFICATE OF FORMATION
OF
CVR GP, LLC
     This Certificate of Formation, dated June 12, 2007, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.
     1. Name. The name of the limited liability company is CVR GP, LLC.
     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
1209 Orange Street
Wilmington, Delaware 19801
The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
     EXECUTED, as of the date written first above.

By:	/s/ E. Ramey Layne
E. Ramey Layne
Authorized Person